Exhibit 10.9

EMPLOYMENT AND NON-COMPETITION AGREEMENT

EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) dated as of May 31, 2012, between True Science Holdings, LLC, an Idaho limited liability company (the “Company”), and McCord Christensen (the “Employee”).

WHEREAS, prior to the consummation of the transactions contemplated in that certain Securities Purchase Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among True Science Delaware Holdings, LLC, a Delaware limited liability company (“Holdings”), True Science Founders, LLC, a Delaware limited liability company (“Seller Member”), and each of the parties identified on Schedule A thereto (the “Purchasers”), Seller Member owned all of the issued and outstanding equity securities of Holdings, which owned all of the issued and outstanding equity interests of the Company;

WHEREAS, pursuant to the Purchase Agreement, Holdings and the Seller Member have agreed to sell, and the Purchasers have agreed to purchase, Units of Holdings, upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Employee is receiving consideration from the transactions contemplated by the Purchase Agreement through the sale of Units of the Company by Seller Member;

WHEREAS, pursuant to the Purchase Agreement, the execution and delivery of this Agreement is a deliverable required at the Closing of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Employee is willing to enter into employment and perform services for the Company on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment Period.

Pursuant to the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company for the period commencing on the date hereof and ending on the third (3) anniversary date of the date hereof, unless earlier terminated in accordance with the terms hereof (the “Employment Period”). The Employment Period shall be automatically extended for a twelve-month period unless either party gives notice to the other party of its intention to terminate this Agreement no later than sixty (60) days prior to the end of the then-existing Employment Period. From and after the expiration of the Employment Period, the Employee will not be entitled to any rights or benefits (including, without limitation, any severance pursuant to this Agreement or any Company program, policy or otherwise) other than payment of any earned but unpaid wages.

Section 2. Terms of Employment.

(a) Position. During the Employment Period, the Employee shall serve as Chief Executive Officer of the Company and shall report to Holdings via the board of managers of Holdings (the “Board”). The Employee shall, subject to the direction and supervision of the Board, have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position and shall have such other powers and duties (including holding officer positions with the Company and one or more subsidiaries of the Company) as may from time to time be prescribed by the Board consistent with the Employee’s position as Chief Executive Officer.

(b) Full Time. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled and those activities identified on Schedule A attached hereto, the Employee agrees to devote his full business time and efforts, to the best of his ability, experience and talent, to the business and affairs of the Company; provided, however, that none of the activities identified on Schedule A (i) impairs the Employee’s ability to conduct his day-to-day activities and responsibilities in accordance with this Agreement or (ii) violates the provisions of Section 5 herein.

(c) Compensation.

(i) Base Salary. During the Employment Period, the Employee shall receive an annual base salary of $240,000, which annual base salary shall be subject to adjustment as determined by the Board (excluding the Employee if he should be a member of the Board) (as so adjusted, the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to applicable withholding and other payroll taxes.

(ii) Bonuses. During the Employment Period, the Employee shall be eligible to receive annual cash bonuses (the “Annual Bonus”) determined by the Board in its sole discretion. The Annual Bonus shall be paid as, when and if determined by the Board, subject to applicable withholding and other payroll taxes.

(iii) Expenses. During the Employment Period, the Employee shall be entitled to receive reimbursement for all reasonable and documented expenses incurred by the Employee in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(iv) Vacation and Holidays. During the Employment Period, the Employee shall be entitled to paid holidays and three (3) weeks paid vacation in accordance with the policies of the Company applicable to other employees of the Company generally.

(v) Benefits. The Employee acknowledges that the Company does not currently have any incentive, savings or retirement plans, or any welfare benefit plans provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs). To the extent that the Company adopts any such plans or programs, the Employee shall be entitled to participate in such plans or programs in accordance with the policies of the Company applicable to other executive-level employees of the Company.

Section 3. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death. The Company may also terminate the Employee’s employment due to Disability. For purposes of this Agreement, the Employee shall be deemed “Disabled” and shall be subject to termination due to Disability, if the Employee is unable to perform the essential functions of his position, with or without reasonable accommodation, for any ninety (90) days during a period of one hundred eighty (180) consecutive days (excluding any days of paid vacation used by the Employee in accordance with the Company’s paid time off policy), due to mental or physical disability as determined by a physician selected by the Company and reasonably acceptable to the Employee. If the Employee is Disabled, the Company may elect to terminate the Employee’s employment hereunder by giving Notice of Termination (as defined below) to the Employee (such termination to be effective upon receipt of such notice); provided, however, that the Company may not terminate the Employee’s employment unless, at the time the Company gives the Notice of Termination, the Employee continues to have a physical or mental disability that, in the opinion of a physician selected by Company and reasonably acceptable to the Employee, may be expected to prevent the Employee from performing any of his duties hereunder for any period of time in excess of the ninety (90) days rendering him Disabled. The parties acknowledge and agree that the Company will suffer an undue hardship under the circumstances set forth in the previous provision.

(b) Cause. The Employee’s employment may be terminated at any time by the Company for Cause (as defined below) or Without Cause (as defined below). For purposes of this Agreement, “Cause” shall mean: (i) a breach by the Employee of any provision of this Agreement which, if curable, is not cured within ten (10) days after the Employee’s receipt of written notice of such breach from the Company; (ii) any conduct, action or behavior by the Employee, whether or not in connection with the Employee’s employment hereunder, including, without limitation, the commission of any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, that has or may reasonably be expected to have a material adverse effect on the reputation or business of Holdings or the Company, its subsidiaries or any of their respective affiliates (collectively, the “Company Group”) or which results in gain or personal enrichment of the Employee to the detriment of the Company Group; (iii) a governmental authority, including, without limitation, the Environmental Protection Agency and the Food and Drug Administration, has prohibited the Employee from working or being affiliated with the Company or the business conducted thereby; (iv) the commission of any act by the Employee of gross negligence or malfeasance, or any willful violation of law, in each case, in connection with the Employee’s performance of his duties with the Company Group or with respect to any member of the Company Group; (v) performance of the Employee’s duties in an unsatisfactory manner after a written warning and a ten (10) day opportunity to cure or failure to observe material policies generally applicable to employees after a written warning and a ten (10) day opportunity to cure; (vi) breach of the Employee’s duty of loyalty to the Company Group; (vii) chronic absenteeism; or (viii) substance abuse, illegal drug use or habitual insobriety. “Without Cause” shall mean a termination by the Company of the Employee’s employment during the Employment Period for any reason or under any circumstances other than a termination based upon Cause, death or Disability.

(c) Notice of Termination. Any termination by the Company for Cause, Without Cause or for Disability or by the Employee for any reason, shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (the “Termination Date”); provided, however, that in the event of a termination by the Employee for any reason, the Notice of Termination need only indicate the Termination Date, which shall not be less than thirty (30) days after the date of receipt of the Notice of Termination.

(d) Post-Termination Cooperation. The Employee agrees and covenants that, following the Employment Period, he shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company Group in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company Group as to which the Employee, by virtue of his employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum, excluding any claim, charge or cause of action brought by the Company Group against the Employee. The Company shall reimburse the Employee for his reasonable out-of-pocket expenses in complying with this Section 3(d).

(e) Post-Termination Nonassistance. The Employee agrees and covenants that, following the Employment Period, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any other person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, as the case may be, including by providing testimony or other information or documents, except under compulsion of law. Should the employee be compelled to testify, nothing in this Agreement is intended to, or shall prohibit the Employee from, providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent the Employee from cooperating with any investigation by any federal, state, or local governmental agency.

Section 4. Obligations of the Company upon Termination.

(a) Without Cause. If the Company shall terminate the Employee’s employment during the Employment Period Without Cause, then the Company shall provide the Employee with the following severance payments and/or benefits:

(i) the Company shall pay to the Employee, in each case through the Termination Date: (A) a lump sum in the amount of the Employee’s earned but unpaid Annual Base Salary, subject to applicable withholding and payroll taxes, which shall be paid no later than the next pay date following the Termination Date (in accordance with the Company’s customary payroll practices), and (B) reimbursement for any unpaid reimbursable expenses incurred by the Employee, which shall be paid in accordance with the Company’s policies, practices and procedures in effect as of the Termination Date, (collectively, “Accrued Obligations”); and

(ii) subject to Section 4(c), the Company shall continue to pay the Employee his Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) for twelve (12) months from the Termination Date (the “Severance Period”).

(b) Cause; Death; Disability; By the Employee for Any Reason. If the Employee’s employment shall be terminated due to the Employee’s death or Disability, by the Company for Cause, or by the Employee for any reason, then the Company shall have no further payment obligations to the Employee (or his estate or legal representative if applicable, in the case of death or Disability) other than for payment of the Accrued Obligations.

(c) Condition; Remedies. The Employee acknowledges and agrees that the Company’s obligations pursuant to this Section 4 (other than with respect to the Accrued Obligations or as otherwise required by law) are conditioned on the execution and delivery by the Employee (or, if applicable, his executor, administrator or legal representative) of a general release in form and substance satisfactory to the Company within thirty (30) days following the Termination Date, and in the absence of the execution and delivery of such a timely general release, the Company shall have no obligation to make any such payments. The Company shall not have any obligation to make any payments whatsoever to the Employee with respect to his employment by the Company, or the termination of his employment, other than as set forth in this Agreement, and any and all rights of the Employee to any compensation or benefits in connection with his employment shall automatically and immediately terminate upon the termination of his employment, and the Employee covenants and agrees not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(d) Resignation upon Termination. Notwithstanding anything to the contrary contained herein, upon termination of the Employee’s employment for any reason or under any circumstance, the Employee shall be deemed to have given the Company notice of his resignation from any and all positions as officer of the Company and its subsidiaries and, if the Employee was terminated for Cause, as a member of the Board or other similar governing body of the Company and its subsidiaries, to the extent applicable.

(e) Return of Company Property. Upon termination of the Employee’s employment for any reason or under any circumstances, the Employee shall return any and all of the property of the Company Group (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, Confidential Information (as defined below) and Work Product (as defined below) and other proprietary materials) and all other materials.

Section 5. Non-Compete, Non-Solicitation.

(a) Non-Compete. During the Employment Period, for any period after the Employment Period in which the Employee is employed by the Company, and for (i) eighteen (18) months following the termination of the Employee’s employment by the Company for Cause or by the Employee for any reason; or (ii) one (1) year following the termination of the Employee’s employment by the Company for any reason other than Cause (the “Non-Compete Period”), and irrespective of whether the Employee is entitled to severance, the Employee agrees that he shall not, and shall not permit his respective affiliates to, directly or indirectly through another person, engage in a Competitive Business (defined below) by providing any services similar to those provided during employment for the Company, including without limitation any business management, strategic planning, or sales services, advice, or expertise, or any related services, in any geographic location in which the Company Group is engaged in business, which includes the United States (the “Geographic Area”); provided, that upon written notice to the Employee given at least sixty (60) days prior to the expiration of the initial Non-Compete Period, the Company may extend the Non-Compete Period for a period of up to one (1) year (such period of time, as set forth in the notice, the “Extended Period”) on condition that during the Extended Period, if any, the Company pays to the Employee his Annual Base Salary at the time of termination of his employment in accordance with customary payroll practices (and subject to customary withholding and payroll taxes). For purposes of this Agreement, “Competitive Business” shall mean any business that is engaged in the acquisition, distribution, marketing, sale, resale, manufacture or production of veterinary pet prescription and over-the-counter medications or related products, and all matters and services incidental or related thereto, or any other business in competition with the business conducted by (or actively being contemplated by) the Company Group.

(b) Non-Solicitation. The Employee agrees that during the Employment Period, for any period after the Employment Period in which the Executive is employed by the Company, and during the Non-Compete Period, the Employee shall not, and shall not permit his respective affiliates to, directly or indirectly through another person within the Geographic Area:

(i) hire any employee or independent contractor of the Company Group, or solicit, induce, recruit or encourage any such employee or independent contractor to leave the employ of, or reduce the services provided to, the Company Group, or encourage or attempt to do any of the foregoing, either for the Employee’s own purposes or for any other person or entity.

(ii) (A) solicit, interfere with, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company Group and any client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, or any prospective client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, (B) divert or take away or attempt to divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or (C) encourage or attempt to do any of the foregoing, either for the Employee’s own purposes or for any other person or entity.

(c) Acknowledgments. Employee acknowledges that the restrictions set forth in Sections 5(a) and (b) are fair and reasonable in all respects. Without limiting the foregoing, Employee makes the following acknowledgments:

(i) Employee will, by virtue of Employee’s position with the Company, have and gain a high level of inside knowledge regarding the Company Group and its business, and as a result, will have the ability to harm or threaten its legitimate business interests, including without limitation, its goodwill, technologies, intellectual property, business plans, processes, methods of operation, customers, customer lists, referral sources, vendors and vendor contracts, financial and marketing information, and other trade secrets.

(ii) Employee will provide services or have significant presence or influence on behalf of the Company Group within the entire Geographic Area due to the nature of the Company Group’s business, which is conducted extensively throughout the Geographic Area.

(iii) The type of activities restricted by Sections 5(a) and (b) would be in direct competition with the Company Group’s business.

(iv) Employee has received sufficient consideration in exchange for the covenants made herein.

Section 6. Nondisclosure and Nonuse of Confidential Information.

(a) The Employee will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Employee’s performance in good faith of duties assigned to the Employee by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit the Employee from complying with any subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) the Employee agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, the Employee shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. The Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company Group which the Employee may then possess or have under his control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement, except that the Employee shall have the right to disclose the existence and content of this Agreement to his spouse, legal advisors and financial advisors) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company Group or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any of its subsidiaries (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that is publicly known and made generally available through no wrongful act of the Employee or others who were under confidentiality obligations as to the information involved. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 7. Property; Inventions and Patents.

(a) The Employee has attached hereto, as Schedule B, a list describing any Inventions (as defined below), which belong to the Employee, which were made by the Employee prior to his employment with the Company, which relate to the Company Group and which are not assigned to the Company under this Agreement (the “Prior Inventions”). The Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Non-Compete Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), excluding all Prior Inventions, belong in all instances to the Company or such affiliate. To the extent that any of the Prior Inventions are incorporated into the product, process or machine of the Company or any affiliate by the Employee, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, transferable, sublicensable, worldwide license to make, have made, modify, use and sell such Prior Invention as a part of or in connection with such product, process or machine. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of the Employee’s right, title and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b) The Employee shall assist and cooperate fully with the Company and its affiliates in obtaining for the Company and its affiliates the grant of letters patent, copyrights and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company and its affiliates may designate. With respect to Work Product, the Employee shall, during the Employment Period and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and its affiliates and take all such other appropriate lawful actions as the Company and its affiliates requests.

Section 8. Enforcement.

Because the Employee’s services are special, unique and extraordinary and because the Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company Group and its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 9. Assurances by the Employee.

The Employee represents and warrants to the Company that he may enter into this Agreement and fully perform all of his obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to the Employee or (ii) any agreement, contract, obligation, or understanding to which the Employee is a party or may be bound.

Section 10. Non-Disparagement.

The Employee agrees that he will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company Group, or is likely in any way to harm the business or the reputation of the Company Group, or any of their respective former, present or future managers, directors, officers, members, stockholders or employees.

Section 11. Termination of Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof or in limitation of any right or remedy otherwise available to the Company, if the Employee violates any provision of this Agreement, or facts or circumstances have been made known that if known as of the Termination Date, the Employee would not have been entitled to the benefits of Section 4(a)(ii), (i) the provisions set forth in Section 4(a)(ii), and the Company’s obligations thereunder, shall be terminated and of no further force or effect, without limiting or affecting the Employee’s obligations under Sections 5. 6, 7, or 10, or the Company’s other rights and remedies available at law or equity and (ii) the Employee shall promptly pay the Company any amounts received pursuant to Section 4(a)(ii).

Section 12. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

(d) Successors and Assigns; Beneficiaries. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. The obligations of the Employee hereunder shall be binding upon Employee’s heirs, administrators, executors, assigns and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

(e) Governing Law. THIS AGREEMENT, AND THE TERMS AND CONDITIONS HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IDAHO, EXCEPT WITH RESPECT TO SECTION 12(k) HEREOF, WHICH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT.

(f) Amendment and Waiver. Subject to Section 12(a) hereof, the provisions of this Agreement may be amended and waived only with the prior written consent of the Employee and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Company, to:

True Science Holdings, LLC

500 East Shore Drive, Suite 120

Eagle, ID 83616

Attn: Cord Christensen

Tel: (208) 939-8900 x 311

Attn: Scott Adcock

Tel: (208) 939-8900 x 312

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 South Main Street, Suite 2200

Salt Lake City, Utah 84101

Attn: Marc Porter

Tel: (801) 799-5916

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Bradley C. Vaiana, Esq.

Telephone: (212) 294-2610

Facsimile: (212) 294-4700

E-mail: BVaiana@winston.com

(ii) if to the Employee, to his address set forth on the signature page hereto;

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a Business Day during normal business hours (or, if not sent on a Business Day during normal business hours, on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(h) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(j) Right of Set Off. In the event of a breach by the Employee of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law and after ten (10) days prior written notice to Employee, to set-off and apply any and all amounts at any time held by the Company on behalf of the Employee and all indebtedness at any time owing by the Company to the Employee against any and all of the obligations of the Employee now or hereafter existing.

(k) Arbitration; Waiver of Jury Trial. With the exception of equitable relief as noted in Section 8 hereof, any controversy or claim arising out of or relating to this Agreement or the breach thereof (including, without limitation, as to arbitrability and any disputes with respect to Employee’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment or retaliation on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, or any state or local law, as amended), shall be settled by individual arbitration (as opposed to class or collective arbitration) administered before JAMS (the “Arbitrator”) under the common rules then pertaining. The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Company and the Employee mutually agree to extend this time period. The arbitration shall take place in the State of Idaho. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement, except pursuant to Section 12(a). The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction. The prevailing party shall be reimbursed by the other party to the action for reasonable attorneys’ fees and expenses relating to such action, with the exception of any action by an employee alleging a civil rights or statutory cause of action, in which case the Company shall pay the filing fees and costs of the arbitration and each party shall be responsible for its own attorneys’ fees and costs, provided that the arbitrator may grant any remedy or relief that a party could obtain from a court of competent jurisdiction on the basis of such claims.

(l) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(m) 409A Compliance. To the extent any provision of this Agreement or action by the Company would subject the Employee to liability for interest or additional taxes under the Internal Revenue Code of 1986 (as amended, “Code”) Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. All references in this Agreement to the Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h)(l)(ii). Notwithstanding anything to the contrary herein, if the Employee is a “specified employee” as defined in Code Section 409A, any portion of the amounts payable under this Agreement as a result of a termination of employment that are not eligible for any of the exceptions to the application of Code Section 409A (such as the severance pay exception or the short-term deferral exception), shall not be paid to the Employee until the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service” or (ii) the Employee’s death. Any series of payments hereunder shall be considered a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(l)(iv) (or any similar or successor provisions). This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for the Employee’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

(n) Survival. For the avoidance of doubt, the obligations of the Employee under Sections 3(d), 3(e), 4(a), 4(d), 4(e), and 5-12 (and all subsections thereto) shall survive the end of the Employment Period or the termination of this Agreement or the Employee’s employment for any reason (whether such termination is by the Company, by the Employee, or otherwise).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TRUE SCIENCE HOLDINGS, LLC

By:	/s/ Tom Stevenson
Name: Tom Stevenson
Title: CFO

EMPLOYEE

/s/ McCord Christensen McCord Christensen

Address: 1625 E. Highgate CF.
Eagle, Id. 83616

Signature Page to McCord Christensen Employment Agreement

SCHEDULE A

PERMITTED ACTIVITIES

1.	Management of Nicklaus Golf Centers

2.	Administrative work associated with N PWR VENTURES, LLC

SCHEDULE B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title .	Date	Identifying Number or Brief Description
None

Signature of Employee: /s/ McCord Christensen

Print Name of Employee: McCord Christensen

Date: 5-30-12